NINTH AMENDMENT TO THE

AGL RESOURCES INC.

LONG-TERM STOCK INCENTIVE PLAN OF 1990

This Ninth Amendment to the AGL Resources Inc. Long-Term Stock Incentive Plan of 1990 (the "Plan") is made and entered into this 24th day of September, 2002, by AGL Resources Inc. (the "Company").

W I T N E S S E T H:

WHEREAS, the Company sponsors the plan to provide incentive and to encourage proprietary interest in the Company by its key employees, officers and inside directors; and

WHEREAS, the Company has determined that it would be in the best interest of the Company, its employees and the employees of its subsidiaries to amend the Plan to provide for a new definition of "Change in Control;" and

WHEREAS, Section 10 of the Plan provides that the Company may amend the Plan at any time;

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended as follows:

1.

Section 8(e) of the Plan shall be amended, effective January 1, 2002, by deleting that section in its entirety and substituting in lieu thereof the following section:

"(e) "Change of Control" means that:

(i) any "person" as defined in Section 3(a)(9) of the 1934 Act, and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the 1934 Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities (unless the event causing the 10% threshold to be crossed is an acquisition of securities directly from the Company); or

(ii) the shareholders of the Company approve any merger or other business combination of the Company, sale of 50% or more of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction owns at least 80% of the voting power, directly or indirectly, of (i) the surviving corporation in any such merger or other business combination; (ii) the purchaser of the Company's assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

(iii) within any twenty-four month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period will be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has entered into an agreement to effect a Change of Control or expressed an intent to cause such a Change of Control)."

2.

Except as specifically set forth above, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Ninth Amendment to be executed by its duly authorized officer as of the date first above written.

AGL RESOURCES INC.

By: /s/ Melanie M. Platt

Melanie M. Platt

Senior Vice President of Business Support